                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-37102
                    5 1/4% Convertible Senior Notes due 2010 CUSIP No. 65332VAY9



                           NEXTEL COMMUNICATIONS, INC.

                    PROSPECTUS SUPPLEMENT DATED JUNE 29, 2000
                        TO PROSPECTUS DATED JUNE 16, 2000

         The selling security holders table on pages 18 - 22 of the prospectus, as supplemented, is hereby further amended to update the information to include the following entities as selling security holders in the prospectus and to list their respective amounts of 5 1/4% convertible senior notes due 2010:


                                                           Convertible Notes               Common Stock
                                                 ---------------------------------   -----------------------
                                                    Principal         Principal
                                                    Amount of         Amount of      Number of    Number of
                                                   Convertible       Convertible       Shares       Shares
   Name of Selling Security Holder                 Notes Owned      Notes Offered      Owned       Offered
   -------------------------------               ---------------   ---------------   ----------   ----------
Clinton Riverside Convertible Portfolio
      Limited                                          2,450,000         2,450,000          -0-          -0-
ECT Investments, Inc.                                  4,000,000         4,000,000          -0-          -0-
Gaia Offshore Master Fund Ltd.                         2,000,000         2,000,000          -0-          -0-
GLG Market Neutral Fund                               34,500,000        34,500,000          -0-          -0-
Goldman Sachs and Company                                263,000           263,000          951          -0-
HT Insight Convertible Securities Fund                   500,000           500,000          -0-          -0-
LLT Limited                                              685,000           685,000          -0-          -0-
Museum of Fine Arts, Boston                              110,000           110,000          -0-          -0-
Parker-Hannifin Corporation                              191,000           191,000          -0-          -0-
ProMutual                                                402,000           402,000          -0-          -0-
Putnam Asset Allocation Funds-Balanced
      Portfolio                                          759,000           759,000          -0-          -0-
Putnam Asset Allocation Funds-Conservative
      Portfolio                                          480,000           480,000          -0-          -0-
Putnam Balanced Retirement Fund                          208,000           208,000          -0-          -0-
Putnam Convertible Income-Growth Trust                22,500,000        22,500,000          -0-          -0-
Putnam Convertible Opportunities and Income
      Trust                                              286,000           286,000          -0-          -0-
Quattro Fund, LLC                                        400,000           400,000          -0-          -0-
University of Rochester                                  103,000           103,000          -0-          -0-